UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Plug Power Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated timing of the investment described below and the potential future relationship with the investors. Plug Power Inc. (the “Company”) believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements, including, without limitation, the ability to satisfy the conditions to the consummation of the investment described below; the timing and content of the approvals necessary to consummate the investment described below; the risk that possible strategic benefits of the investment do not materialize; the Company’s ability to develop commercially viable on-site energy products; the cost and timing of developing the Company’s on-site energy products; market acceptance of the Company’s on-site energy products; the Company’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for the Company’s on-site energy products; the Company’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the Company’s ability to protect its intellectual property; the Company’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for the Company’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports the Company files from time to time with the SEC. The Company does not intend to and undertakes no duty to update the information contained in this document.

In connection with the proposed investment in the Company described below, the Company intends to file relevant materials with the SEC, including a proxy statement. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by contacting the Company’s Investor Relations at (518) 782-7700 or making a request through the investor relations section of the Company’s website. The Company’s stockholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the transaction.

The Company and its executive officers and directors may be deemed to be participating in the solicitation of proxies from the stockholders of the Company in connection with the transaction. Information about the executive officers and directors of the Company and the number of shares of the Company’s common stock beneficially owned by such persons will be set forth in the proxy statement regarding the transaction. Stockholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction when it becomes available.

Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

PLUG – PLUG POWER INFORMATIONAL CONFERENCE CALL

Event Date/Time: April 11, 2006/ 9:00AM ET

CORPORATE PARTICIPANTS

Cynthia Mahoney White

Plug Power Inc.—Manager Public Relations and Marketing

Dr. Roger Saillant

Plug Power Inc.—President and CEO

Dave Neumann

Plug Power Inc.—Chief Financial Officer

Greg Silvestri

Plug Power Inc.—Chief Operating Officer

Mark Sperry

Plug Power Inc.—Chief Marketing Officer

CONFERENCE CALL PARTICIPANTS

Steve Sanders

Stephens Inc.—Analyst

David Smith

Citigroup—Analyst

Stuart Bush

RBC Capital Markets—Analyst

Michael Horwitz

Pacific Growth Equities—Analyst

Ben Sun

Canaccord Adams—Analyst

Sam Logan

Logan Energy – Logan Energy

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Plug Power Informational Conference Call. My name is Angela and I will be your coordinator for today. [OPERATOR INSTRUCTIONS] And now I would like to turn the conference over to your initial host for today’s call Ms. Cynthia Mahoney White, Manager, Public Relations and Marketing. Please proceed.

Cynthia Mahoney White—Plug Power Inc.—Manager Public Relations and Marketing

Good morning and welcome to what is an exciting call for all of us at Plug Power. Participants on the call include Roger Saillant, President and Chief Executive Officer; Dave Neumann, Chief Financial Officer; Greg Silvestri, Chief Operating Officer; and Mark Sperry, Chief Marketing Officer.

Today, Roger Saillant will discuss the exciting news that was announced this morning. Dave Neumann will provide additional details. Roger will return to say a few words about our new strategic investors and then we will have time for questions.

FINAL TRANSCRIPT

To begin the call, I would like to first read the Safe Harbor statement. This conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed investment transaction announced this morning and the anticipated timing and benefits of the transaction. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties many of which are difficult to predict and are beyond Plug Power’s control.

Relevant risks and uncertainties include those referenced in Plug Power’s filings with the Securities and Exchange Commission and include Plug Power’s ability to develop commercially viable on-site energy products and the cost and timing of such development; market acceptance of Plug Power’s on-site energy products; and Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability.

Risks and uncertainties related to the proposed transaction include the ability to satisfy the conditions to the closing of the investment, including obtaining the required regulatory and shareholder approvals in a timely manner and the risks that possible strategic benefits of the transaction do not materialize. These risks and uncertainties could cause actual results to differ materially from those expressed or implied by the forward-looking statements and, therefore, should be carefully considered. Plug Power does not intend to, and undertakes no duty to, update any forward-looking statements as a result of new information or future events.

Now I’d like to introduce Dr. Roger Saillant, President and Chief Executive Officer of Plug Power.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thank you, Cynthia, and thank you all for joining us this morning. This is an extraordinary day for Plug Power. We have excellent news for our investors, customers, suppliers and employees. It’s also excellent news for the United States and its call to create greater energy independence and diversification as well as for the entire world and its need for a sustainable hydrogen economy.

Last evening the Board of Directors of Plug Power approved the transaction that will bring a transformational investment into Plug Power as well as a strong resolute partner for our global development. The principal investors of Interros, the well known private Russian investment firm, and Norilsk Nickel, the world’s largest producer of nickel and palladium have agreed to make an investment that will infuse about $217 million of cash into Plug Power. The investment is being made through Smart Hydrogen, a partnership between Norilsk and the principal Interros investors formed to accelerate the transformation to a global hydrogen economy.

Pending shareholder approval at our annual shareholder meeting, which is expected to occur this summer, we have agreed to issue a new Class B Capital Stock which is convertible into our common stock. On an as-converted basis, the new investors are paying $5.50 per share of common stock in the transaction and will hold approximately 35% of Plug Power’s outstanding common stock. This is one of the largest equity investments ever made by a single investor in the alternative energy sector.

I view this investment as a vote of confidence in the future of our industry and a testament to Plug Power’s leadership position, our people, our technology and our business model. I trust that our customers, investors, employees and suppliers will share this confidence.

Before I ask Dave to describe the financial details of the investment, I would like to add some thoughts about the implications for our company and our industry.

The cash from this transaction will give us the freedom we need to increase the intensity of our existing efforts and to broaden the pursuit of strategic opportunities. At closing, we anticipate having approximately $285 million in cash and marketable securities. Our strength and balance sheet will allow us to lengthen our stride and quicken our pace as we enhance product performance, reduce costs, strengthen our supply base, access new customers and markets and improve our manufacturing and integration processes.

We will also have the flexibility to pursue strategic activities that are aligned with our corporate strategy and are in the best interest of our shareholders. As we go forward, be assured that we remain resolved to continue to exercise the stewardship of resources that has characterized this management team. We are always mindful of our commitment to find the shortest path to profitability. Although this specific announcement is about a financial transaction, there are potential strategic implications embedded in it as well.

While we are closing this transaction we intend to work in parallel to leverage our partners wide business networks in Russia, Europe and Asia. In doing so we expect to build our understanding of potential new markets and new technology resources and plan to develop a strategic relationship that maximizes the value we discover.

FINAL TRANSCRIPT

Russia has a longstanding commitment to hydrogen and fuel cell research beginning with its space program back in the 1950s. Thus, Interros and Norilsk Nickel are expected to complement our growing extended enterprise which already includes key strategic partners like Honda, Tyco, IST, DTE and Engelhard.

In his announcement of this investment, Vladimir Potanin the president of Interros described the exhaustive nearly year long review of the fuel cell industry that lead him to approach Plug Power to make this historic investment. As an example of their commitment to this effort, Interros and Norilsk Nickel have provided over $60 million in funding to evaluate the fuel cell industry and support Russia’s Academy of Sciences Research in fuel cell technology.

Russia represents a potential major market for stationary fuel cells with significant energy infrastructure needs that could be met in part by fuel cells. We believe the partnership between Plug Power, Interros and Norilsk will set the stage for deeper international cooperation in alternative energy which is clearly needed if we are to free ourselves from dependence on irreplaceable natural resources.

One final comment before we get to the financial details. We do not expect any changes to our management team as a result of this investment. We do need to make some adjustments on our Board of Directors to allow for fair representation of our new investors’ 35% stake which Dave Neumann will address in more detail as he reviews the specifics about this new investment. Dave?

Dave Neumann—Plug Power Inc.—Chief Financial Officer

Thank you Roger. The investment by Interros and Norilsk has a number of significant elements. As Roger indicated, Plug Power will receive 217 million in cash in exchange for Class B Capital Stock a new class of stock that will be economically equivalent to and convertible into approximately 39.5 million shares of our common stock. The purchase price per share of common stock in the transaction is $5.50 on an as-converted basis. If fully converted into common stock this Class B stock would represent approximately 31% of our total outstanding shares of common stock.

The Class B stock will not have a liquidation preference and will not carry any preferred dividend rights. The Class B stock will vote together with the Plug Power common stock as a single class with voting power equal to the number of shares of common stock issueable upon conversion. The Class B stock automatically converts to common stock upon transfer to any party other than an affiliate of the investors. The holders of Class B stock will receive certain rights some of which are only available if their ownership percentage is at a specified level.

These include appointment of four of Plug Power’s 11 directors; representation on Board Committees; approval of certain material acquisitions; approval of certain amendments to our Charter and Bylaws; approval of share buybacks or dividends for two years after closing; preemptive rights to maintain their proportion in ownership; the right to make an acquisition proposal in certain circumstances if a sale of Plug Power’s under consideration as a result of an unsolicited third party offer or Board initiated sale process.

Importantly, the investment will include certain standstill terms which provide that for five years after closing the investors may not, among other things, engage in a proxy solicitation; nominate a director or make a shareholder proposal; acquire any additional Plug Power securities except pursuant to preemptive rights; seek to acquire Plug Power unless invited by Plug Power Board of Directors; sell any of their shares to a Plug Power competitor.

In addition, as long as they have ownership interest of at least 10%, the investors have agreed to vote their shares in favor of directors nominated by Plug Power’s Board. As part of the investment, the investors will agree to certain liquidity restrictions. In particular, the investors may not sell any shares for a period of 18 months after closing. For an additional six months the investors will be subject to certain limitations on private sales of shares. The investors will have certain registration rights including the right to a resale shelf registration.

The investors have also entered into definitive agreements with DTE Energy and affiliates which presently hold approximately 12% of our common stock. Under those agreements the investors would purchase approximately 1.8 million shares of Plug Power common stock from DTE Energy Foundation concurrent with the closing of Class B capital stock investment.

DTE has agreed to vote all of its Plug Power shares in favor of the Class B stock investment. DTE has also agreed not to sell any of its remaining shares in Plug Power until at least April 2007 at the earliest. In the unlikely event that the investors’ purchase of shares from DTE is not completed Plug has the right to sell an additional $10 million worth of Class B stock to the investors.

FINAL TRANSCRIPT

The investors currently hold 2.7 million shares of Plug Power common stock which they purchased from General Electric in December 2005. Immediately following the closing of the Class B stock investment and the purchase from DTE, the new investors will hold approximately 35% of Plug Power’s outstanding common stock on an as-converted basis. The transaction is subject to approval by Plug Power shareholders, regulatory approvals, including Hart-Scott-Rodino antitrust clearance and foreign investment review and customary closing conditions.

I’d now like to turn the call back to Roger for his final comments.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thank you Dave. I’m going to say a few words about our new investors. Interros is one of the largest most respected investment companies in Russia. Vladimir Potanin, president of Interros, is president of the Russian Federation Counsel for Corporate Governance and a leader in improving business governance standards in Russia. He has been widely recognized as helping Russian companies become important responsible players in the globalmarket place.

Interros itself has successfully invested across the globe, including the United States infusing capital, management expertise and business contacts into its partners. For example in 2003, Norilsk made a major equity investment in the Stillwater Mining Company in Montana. This transaction has worked out very well for both the company and the shareholders. Norilsk Nickel where Interros investors are majority owners represents perhaps the most notable example of the Interros investment success. Norilsk Nickel has been awarded the top rankings for corporate governance standards of all companies in Russia and this investment is part of the continuing objective to be a major responsible player in the global marketplace.

Mikhail Prokhorov who is general director, chairman and president of Norilsk Nickel, has been instrumental in establishing the credibility of this company in the international investment community. Norilsk has important interests in the success of fuel cell technology which I’ll share with you briefly.

First, Norilsk is one of the world’s largest suppliers of precious metals, the largest producer of palladium for industrial use and the fourth largest producer of platinum in the world. As you may know, palladium is one of the key components in the development of effective solutions for hydrogen purification and storage and platinum is the primary catalyst for key reactions in fuel cells and in certain types of hydrogen production. The success of fuel cell technology will result in broader use of these important materials.

Second, Norilsk’s mining and other operations are extremely energy intensive and located in remote sections of Russia with severe weather conditions that require reliable and affordable energy production, a perfect application for stationary fuel cells.

The fuel cell industry is vitally important to our society’s future energy needs, and significant funding as we are seeing at Plug Power today is critical for continued success. Hydrogen fuel cell systems when combined with renewable energy sources have the potential to provide the cleanest most cost effective supply of energy for government, business, homes and automobiles while reducing the reliance on traditional energy sources.

Furthermore, distributed power generation can bring clean energy to places where there’s no power grid coverage in a reliabile cost effective and environmentally friendly manner. With its new partners Interros and Norilsk Nickel, Plug Power is committed to working at every level of business and government in this country and around the world to promote the positive fuel cell public policy our world increasingly needs.

That concludes our prepared remarks. We will now open the call to questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Ladies and gentlemen your first question will come from the line of Steve Sanders with Stephens Incorporated. Please proceed.

FINAL TRANSCRIPT

Steve Sanders—Stephens Inc.—Analyst

Good morning.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Good morning, Steve.

Steve Sanders—Stephens Inc.—Analyst

Congratulations on the deal. I wanted to see if you could talk a little bit more about the due diligence process from both sides. What do you know about the amount of work that they did and the same to you with regard to them?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Okay, well I’m going to direct this question to Greg and to Dave, but before they make their comments I will say that Greg and I and George McNamee, our chairman, spent a significant cold period of time doing a firsthand evaluation in meeting the people and understanding in Moscow exactly what their intentions were. And in terms of that personal interaction, including with Mr. Potanin, I came away feeling that these are men of quality, men of very deep commitment and their intentions from everything we can see align with ours perfectly relative to the growth of this industry. Greg?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Thank you Roger. Steve, I think we’ve put in some of the notes that this group had done a self-initiated review of the fuel cell industry for the last year. And so they had spent almost a year reviewing the industry, looking at all the companies, understanding their strategies and matching up those companies’ strategies with their belief in how the hydrogen economy would unfold and the best investment opportunities that they could see. There’s information out in the public domain about work that Norilsk Nickel has done over the last several years in terms of funding a significant body of work at the Russian Academies and institutes that Roger referred to in his transcript — or his opening comments.

I think the importance of that is they became thoroughly grounded in what was state of the art and available in Russia. They became thoroughly grounded in the opportunities for the technology in Russia and in some other countries and then they matched their understanding with what they saw being done by the various companies in the industry in terms of their strategies.

When they first approached us in November 2005, I think the fit up between their view of the industry and our out in the public strategy if you will and what we were doing was very good. I mean they absolutely believe in you have to be providing systems if you want to understand how to commercialize this technology. They absolutely believe in the breadth of activity that we were pursuing and they understood the untapped opportunities that we look at all the time in this industry and that we were choosing to say no to due to the need to marshal our resources and really focus our efforts. So I think they saw the technology development here, the strategy, the whole bit.

We hosted a number of very detailed visits by both the senior business executives as well as senior technology executives within their organizations. And John Elter in our research and systems architecture group did an outstanding job of answering every single question that they had in a thorough and consistent manner that by their own remarks both during the meetings and following up in notes they were struck by our culture and by the openness of our people and by the approach that we’ve taken that they would consider to be the integrative approach.

So they were respectful of where we knew we had issues and where we knew we had problems whether those are problems centered in science and technology or whether those were problems that are centered in day to day product development and execution in the field so they saw the whole bag if you will. And I think that further strengthened their belief that with this relationship there would be some really good fits. So we can give you more detail if that wasn’t sufficient. Dave can give you some insight in terms of some of the legal and financial due diligence that was done between the organization.

FINAL TRANSCRIPT

Dave Neumann —Plug Power Inc.—Chief Financial Officer

That was a great summary that Greg just gave. The only thing I’d add from a financial and legal diligence side is that we spent a lot of time talking to them about our strategy and how we expect to engage the market and our business philosophy as Greg mentioned and they absolutely agree with the way we’re approaching things.

From the legal side we spent a lot of time trying to understand their corporate governance efforts as they did on ours—on our end, and we found that they have a very solid corporate governance practice within their own organization and we were very impressed with the way they run things over there. So it was a pretty comprehensive financial and legal diligence effort on both sides and we’re very pleased with the way we came out of it and I think I can’t add anymore than what Greg had already said about the rest of the diligence.

Steve Sanders—Stephens Inc.—Analyst

Okay that’s helpful. A couple of follow-ups. How did you arrive at the 35% and was there an option to stage this?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Well I think that—Greg, I’m going to have you answer that as well.

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Steve, right from the beginning one of the features that they shared with us is they wanted to make a significant minority investment. So right from the beginning we knew this was not about the majority or control of the company but that they wanted to have a substantial stake. And we felt that by going to 35% they could achieve some of their stated desires which was to have a meaningful stake in Plug, to have that stake be meaningful in size in terms of absolute dollars and to really show their absolute commitment to our company and to the broad based strategy that they were pursuing. I think both sides viewed a single transaction as opposed to a staged transaction as favorable given what we were both trying to achieve.

I think from the Plug side we felt that—if you look at stages, you possibly get into some scenarios where there’s a modest amount of less dilution, but I think having the certainty of the magnitude of this first step we view as important to us and probably even more important—important to our stakeholders. And so we’ve talked and these remarks and we’ll probably get into further discussions in this conference call about the signals to our existing strategic partners, our suppliers, our customers and we think that the confidence that a single investment brings was attractive to Plug and mutually attractive to the investors.

Steve Sanders—Stephens Inc.—Analyst

Okay. And then a final question, then I’ll get back in line. Roger, could you just expand a little bit on what this does in terms of accelerating your commercialization strategy? I understand some of the long term opportunities here, but in the short term thinking over the next couple of quarters, how should we be thinking about this? More sales and marketing personnel are you going to energize the GenSite product? Just whatever color you could shed on that in the more short term would be helpful.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Well I think the first thing, Steve, is that clearly we’re in the planning and evaluation stage of this. One of the things that we’ve been operating under is a constrained mindset in some ways. What this is allowing us to do is to look at breadth and scope. In other words, we’ve been very focused on 5 kilowatts. We’ve been very focused on a specific technology and what it means to our market. We’ve been very focused on learning how to deliver our point product to the market whether it’s the GenCore and later more robust 24/7 kind of products, but it’s always been around 5 kilowatts.

So the first thing is we have to look at what the implications are of going up and down in size. How that will, in fact, impact our revenue and sales in the next two or three quarters, I think, is very uncertain. We have to reach a deeper understanding of all the possibilities. We’ve been very focused on trying to deliver this transaction. And in the same way as I said there are things going on in parallel relative to technology. We’ve got things underway in the marketing area. I don’t know, Mark, if you’re prepared to expand on that just a little or not.

FINAL TRANSCRIPT

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Sure Roger. Steve, what I would say is I’d amplify what Roger said and that we are really in the middle of that analysis right now so there are number of things that are under consideration. We haven’t made any decisions. What I would say is that our strategy remains in tact and that we clearly are about clean reliable on-site energy and as Roger indicated is a broader sort of output range we can look at.

In terms of new geographies, obviously Russia is going to be front and center in our thinking and our conversations to better understand the market opportunities there — the product requirements. So I would say it’s a little too early to tell. I would not expect in the immediate term measured in a quarter to see any significant change in terms of the fundamental business financials. And then we will likely be giving guidance as we go through our next couple of calls. I would tell you that as we put our calls together and our plans for the year we had this transaction clearly underway so it’s in many ways already incorporated in the thinking that we put out there.

Steve Sanders—Stephens Inc.—Analyst

Okay, thank you.

Operator

And ladies and gentlemen your next question will come from the line of David Smith with Citigroup. Please proceed, sir.

David Smith—Citigroup—Analyst

Good morning guys.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Good morning David.

David Smith—Citigroup—Analyst

Just following on that question, does this alter what we should be thinking in terms of the cash burn forecast for 2006? Would you expect it’s higher than ‘05?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

We’re working through that, David. David Neumann.

Dave Neumann—Plug Power Inc.—Chief Financial Officer

Yes, David, we put out some guidance earlier in the year that stayed away from cash burn but we said we’d be in the neighborhood of what we did last year which is roughly $40 million and I would expect that we’re not going to deviate too much from that this year but you may see us spend a little bit more money trying to understand what’s available out there.

David Smith—Citigroup—Analyst

So given this cash availability we shouldn’t all of a sudden expect it go up 60 to $80 million kind of thing?

FINAL TRANSCRIPT

Dave Neumann—Plug Power Inc.—Chief Financial Officer

No. I would absolutely—you’ll be talking to somebody else if that happens.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

I can assure you, David Smith, that you would be talking to another team.

David Smith—Citigroup—Analyst

That’s good assurance, Roger. In terms of programs then—I think one thing you’ve talked about in the past is GenDrive. Does this advance certain other programs like a GenDrive opportunity towards commercialization?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Although it’s very early to say anything specific yet you have to understand what Mark was saying — Mark Sperry was saying earlier that we are looking at all kinds of options but we will only strike at those options that will fundamentally do the best to get us to profitability as quickly as possible. So however — whatever you hear from us in the coming quarters as we adjust our thinking you can be assured that the filter that we’re using is will this get us to profitability quicker and will it make our profits more robust. Mark, do you want to comment more?

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Yes, Dave. I would just say that GenDrive is a very good example of the type of application that we’re really looking at hard and with a different light right now so that it’s clearly inside the purview of our strategy. As Greg alluded to earlier, we’ve been very focused and marshaled and focused our resources, and this type of investment gives us the opportunity to go back and look at that and say is there something we can do relative to that application. So in the spirit of accelerating our plan and broadening that would certainly fall into the category of something that would be broadening with respect to our current execution.

David Smith—Citigroup—Analyst

Well, when I look at this group, Smart Hydrogen, do they have any interests that they’re going to want you to put ahead of anything else? Is that the game here or is it going to be pretty much stay on the course that you’ve got. Like what if all of sudden they say we want to get into cars. Is that going to happen?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Well, I’m going to come back to Greg in just a second. But in Greg’s remarks in response to Steve Sanders around due diligence, I want to be really clear that they felt that we passed the test in our very structured technology development process and product delivery process that we passed their test on how to go from concept to customer. In other words, we know how to productize technology. Part of that rigor is what they’re looking at and part of what we need to do is to understand what kinds of technologies—what level they are in their technology development and which one of those make the greatest sense to commercialize the quickest. So we’re in a filter and sort process with them to understand that. I think that that’s a real gem in terms of the benefit of this new strategic partnership is just that. That there’s a lot of complementary technology product and market know-how that’s going to come together and I think it will be a very powerful force. Greg, do you want to say anything more?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Roger, I’d just add to Dave’s question that the super majority of everything we’ve done since we were first contacted by Smart Hydrogen was to focus on this transformational investment. And so I think that both parties have had discussions in the past. Obviously, that will intensify as we go forward around these multiple attributes of sales opportunities, technology, product development. But I think both parties recognize we needed to put first things first and today’s the first material event to yield from the relationship. And as we do more work together down the road I think all of us would anticipate additional relationships that will apply broadly to the hydrogen economy.

FINAL TRANSCRIPT

David Smith—Citigroup—Analyst

Okay. And that was one of your goals in ‘06, so I guess we should expect to see more on that front?

David Smith—Citigroup—Analyst

One of your milestones that you talked about for ‘06 was to expand the strategic arrangements. Could I assume that this is the only one you were thinking about in ‘06 on that front?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Not necessarily.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Certainly one of them but not necessarily the only.

David Smith—Citigroup—Analyst

Okay. What should we — just a housekeeping thing but in terms of share count after the deal are the GE shares and the DTE shares being canceled or are they going to continue as they are or should we assume 86 I think was the last quarter plus 40 million. What’s the actual share count that we should expect after this deal?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Dave Neumann.

Dave Neumann—Plug Power Inc.—Chief Financial Officer

David, this is Dave Neumann. The 86 is our currently outstanding and the investors purchased GE shares which are part of our outstanding so they’ll continue to be outstanding and the DTE shares the same situation there. They are part of our outstanding so the newly issued will 39.5 million shares.

David Smith—Citigroup—Analyst

And that’s the 31%.

Dave Neumann—Plug Power Inc.—Chief Financial Officer

That’s right. So that’s 31% of our post transaction outstanding shares.

David Smith—Citigroup—Analyst

I got you. Okay, so roughly 125. Okay, thanks.

FINAL TRANSCRIPT

Dave Neumann—Plug Power Inc.—Chief Financial Officer

Okay. Thank you.

Operator

Ladies and gentlemen your next question will come from the line of Stuart Bush with RBC Capital Markets. Please proceed.

Stuart Bush—RBC Capital Markets—Analyst

Good morning. Congratulations.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Good morning Stuart.

Dave Neumann—Plug Power Inc.—Chief Financial Officer

Good morning.

Stuart Bush—RBC Capital Markets—Analyst

I wanted to see if you could talk a little bit about how this affects your cost reduction strategy especially with Norilsk in the raw material costs — obviously palladium nickel prices have gone up significantly even this year and I was wondering how that might affect your continued reductions in cost and if along with this deal you signed any contracts or locked into the prices for supply?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Greg?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Stuart, a few things to answer your question. In terms of metal supply we do not directly purchase the precious metals. So the precious metals are purchased by Engelhard in terms of the catalysts that they provide us for fuel processing systems. Our MEA supplier makes their own buying decision around precious metals that go on the MEA so I don’t think that there’s a advantage if you will in terms of we’re going to yield something better than the world market prices on these metals. The folks that follow the metals understand how the world market prices are set so I don’t think there is anything there.

I do think that as we exercise not just the technology and understanding of the metals that resides in these investor groups but more importantly work that we’ve done, work that we complement with the capabilities from the Russian Academies and Institutes that novel catalyst development may very well be something that yields results for our company. So I think then on the technology development side is probably where the interest in the metals part of the relationship would reside.

I think where John Elter and I are expecting bigger yields in the year term planning horizon is in our important work with our suppliers. So we’ve had lots of discussions over the last several months with our suppliers. Not going into confidential information but just understanding where they are and addressing some issues that we’ve called supplier fatigue within the fuel cell industry.

So if you take a hard look at who had been the key suppliers to this industry, not just to Plug but even on a broader basis, there’s a lot going on with that group companies. They’re under certain pressures because of macroeconomic events. They’re under certain pressures because of in most

FINAL TRANSCRIPT

cases they are pursuing a broad based effort to develop fuel cell technologies so they’re not just serving Plug or the stationary markets. They’re serving multiple markets. And what we’ve realized is to really make the next advancement in designing out costs of our systems we’re going to need a new round of technology development efforts done collaboratively between Plug Power and our net supply base.

And we think that this investment will really strengthen our hand and increase our attractiveness to not just the folks on a day to day basis who are shepherding the fuel cell development within these suppliers but as importantly the very most senior executives of these organizations because we’ll often talk internally about how do we capture share of mind within the supply bases. One of the senior executives in any of these companies are making decisions on how much they put in their fuel cell development efforts. Who do they want their fuel cell development groups to concentrate on. Did they choose among people that they consider to be the best in the industry.

We think that this investment brings in an enormous vote of confidence to those senior executives that Plug Power is absolutely a premiere choice to make when thinking about the allocation of their efforts.

Stuart Bush—RBC Capital Markets—Analyst

Okay. Switching gears a little bit. You mentioned the advantage that you’d have with the strategic relationships internationally and the potential opening up more of the markets for the units out there. Is that — are we specifically looking more towards the [Gensys] systems or do you foresee a potential expansion of the market opportunity for GenCore as well?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Mark?

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Sure Stuart. Actually for both and as Greg had indicated throughout the diligence we had lots of conversation about our product strategy and in fact we viewed this as very much an affirmation of that strategy that the investment from the principles here and very much both applications in terms of the backup emergency power. If you think about the geographies where some of the relationships exist between and among our investors they’re in remote terrains. They have unreliable power that in many cases is critical to the process that’s going on. So they’re relationships with the infrastructure type companies that have needs and have backup application space — and then clearly there is a need for continuous power applications in many of the customer sets and geographies that we’re talking about. So I would characterize it as really opportunities on both fronts and again we’re early in the discussion and exploration around that but early indications would be very much along both product fronts.

Stuart Bush—RBC Capital Markets—Analyst

Okay. And just to clarify the market opportunity is in Russia and where else internationally?

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Well, I think Russia primarily the reach includes most all of Europe and Asia when you look at the portfolio of relationships that come along with our investors.

Stuart Bush—RBC Capital Markets—Analyst

Okay. All right, thank you very much.

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Thank you.

FINAL TRANSCRIPT

Operator

And ladies and gentlemen your next question will come from the line of Michael Horwitz with Pacific Growth Equities. Please proceed.

Michael Horwitz—Pacific Growth Equities—Analyst

Hi fellows, congratulations.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thanks Michael, good morning.

Michael Horwitz—Pacific Growth Equities—Analyst

I think we’ve touched upon a lot of things. Let me approach it this way, Roger. When we’ve spoken before, one of the attractions that investors have and clearly in our discussions I had was the targeted approach that you were taking to find the niche markets or the applications that would work first and to be able to be kind of a first mover there. Clearly now you have a bigger piggy bank and you can go a little bit broader but how do you make sure that you still stay on that targeted approach? The industry — obviously all of your competitors or have kind of gone all over the map and changed their strategy over the last few years and now they’re starting to follow you and targeting certain things. How can you breakaway with this kind of investment and keep the focus, though, at the same time not getting too broad, spending too much money? I guess you probably get my gist.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Yes. First, I’m going to — I’ll make a comment and then I’ll switch it to Mark and probably some comment from Greg. There were some—although we’ve often stated them, I think that people tend to ignore the fact that [a] we were really building a company which is really complete in terms of its processes. Processes to move technology. Processes that go through the product development process. Relationships with suppliers and how to manage those. Processes that include selling and engaging the market and understanding what the market is requiring. So that’s first. We were expressing that in terms of a product right at the 5 kilowatt level and we’ve been practicing the adoption curve. And the adoption curve when you really look at it in detail includes certainly the premium backup product. It also includes eventually a 24/7 product and different sizes of those products as possibilities. So there are adoption curves within each one of those product areas.

Our determination to sort, to filter, to control, to understand the market is absolutely relentless. We are committed to do this. We will only do those things that converge. However, that does not mean that we would only stay at a 5 kilowatt size because now that we understand how to deliver that product we’ve got to be careful to optimize again the adoption curve within the adoption curve for particular markets and I’ll turn it to Mark.

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Thanks Roger. Mike, I would absolutely amplify what Roger was saying in that we’ve characterized this as giving the opportunity to accelerate and broaden and accelerate is used first intentionally and that we continue to be very focused. And as Roger indicated it really is about technology readiness for specific applications which goes to reliability and cost. So getting the technology to a reliability profile and to a cost profile that aligns with the market opportunities. So why have we been intently focused on battery replacement? Because that’s what the technology is ready to deliver and that’s where the technology can effectively compete from a cost and reliability perspective.

So I think—now I’d leave you with that our intention very much is to look at how can we accelerate in the markets we already are in before we look to broaden that. We are very cautious as a management team, I think, about getting to far flung getting too many initiatives underway. I think we’ve got a pretty good handle on what we can manage inside of our process capability of the current employee base and our infrastructure so we’re very conscious of that. It is something—somewhat embedded in our DNA to be very focused and it’s going to be very hard to get this team off of the strategy that we’ve been executing against.

FINAL TRANSCRIPT

Michael Horwitz—Pacific Growth Equities—Analyst

Okay. So with that said one thing that you guys did that gave you a nice advantage early on was getting NEBS certified and that probably speaks to developing processes and understanding your customer and getting done what they need done. So clearly this should allow you to break away from the other fuel cell companies out there. So is there anything that you can identify first off where you feel you can break away first or that we should be paying attention to as we’re going forward? I think — or at least in my mind this makes me have to take a step back and reevaluate the entire sector.

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

What I would say Mike—this is Mark again. What I would say is one of the key elements of our strategy has been to get out there and get the first hand experience in the marketplace in the application. So in terms of trying to send signals on where we’re going, keep an eye on where we are doing in field prototype of work, early testing and evaluation with our customer sets because that has been a differentiator. Understanding the market. Understanding the requirements by getting out there and actually practicing in the field in the application is what has helped to differentiate us—one of the many things that have helped to differentiate us so we will continue to do that. We see this as an opportunity to do more of that sort of market assessment, market probe. So as Dave alluded to you might see some incremental spending around understanding those markets.

That’s the type of things that is involved. Getting out there and really working and getting the initial feedback. Generating designs with customer sets. Those are the types of things that really bring us to an understanding level that will allow us to breakout ultimately.

Michael Horwitz—Pacific Growth Equities—Analyst

Okay, well very exciting. Congratulations. Thank you.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thank you Michael.

Operator

[OPERATOR INSTRUCTIONS] Your next question will come from the line of Ben Sun with Canaccord Adams. Please proceed.

Ben Sun—Canaccord Adams—Analyst

Thanks. Good morning. Congratulations first.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thank you Ben. Good morning.

Ben Sun—Canaccord Adams—Analyst

My questions are related to all the previous questions, but let me just try another way I guess. Now with this deal, that—are there any things on the, I guess, on the specific front that you were probably contemplating but now with this big infusion of cash that might bring it more to the forefront or more—bring it to a more doable state. And on the flip side of that, I mean does this deal actually bring with it any restrictions on your, for example, future investment strategies or operations for that matter?

FINAL TRANSCRIPT

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Well, Ben you said it — you’re going at the whole nut. But the—I’m going to turn this over to Greg and to Mark again, but from my perspective when we say this is a transformative event it is truly transformational for us. We need time to absorb, react and be specific. I believe and trust and understand in our conversations with our new partners that they are only interested in the same things we are. The shortest path to profitability and solid growth for our shareholders. So I expect that the restrictions on us are minimal as long as it passes that filter. How do we maximize the benefit to the shareholders? Greg?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

Thanks Roger. Ben, I would say we had a couple of elements in there about the more doable element as well as any restrictions. I would say that we’re very aware of how “the cash” but probably even more importantly these relationships can facilitate a broader implementation of our strategies. So when you step back if you’ve ever seen our public material you know we usually start off with we’re all about clean reliable onsite energy. And we crafted that statement several years ago. We went through a long discussion about why it wasn’t going to say just PEM. Why it wasn’t going to say one particular shade or another. And what we said is that that’s our long term vision and our long term ambition. I think the partners and the investors that we’ve talked about today share that same breadth.

I don’t want to set expectations that every activity from this investor group is going to be linked through Plug Power — that is not an expectation people should carry. What people should carry is that this relationship will strengthen Plug Power and allow Plug Power to more definitively assert its leadership position. And I think that over time we will collectively work with this new group of investors and partners to look at opportunities where we both come to the same decision which is doing this broader bit of work through Plug makes sense. And so I think it will be a case by case example.

I think that Plug understands the strength of our ability to participate in future activities is ground on today’s performance and that we need to string together a lot of good day to day performance just like we have been in the past. When we negotiated the covenants that Dave referred to in the comments and that you can look at in detail in our SEC filings and in our proxy statements I think that you’ll see the theme there is really how to protect and represent the investors. So protect meaning what they would look for in terms of the protection of their ability to maintain a meaningful share in Plug Power and to protect the investment—the substantial investment that have been referenced today and also how to participate through the Board.

And so on an operational perspective the Board of Directors role—the management role remains unchanged. What’s different from an operations point of view is that as the management group reports the results of the company and looks for approval of our strategic decisions we’ll have a slightly different Board of Directors in terms of the people in the room. But the role of the Board is unchanged and the role of the management team is unchanged and it’s been clearly recognized by this investor that the operational responsibilities for this company are vested in the management team, nobody else, and we take that very seriously.

Ben Sun—Canaccord Adams—Analyst

Thanks.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

You bet, Thanks, Ben.

Operator

And your next question will come from the line of Sam Logan with Logan Energy. Please proceed.

Sam Logan—Logan Energy

Good morning, Roger and Mark, and high fives from all of us over here at Logan.

FINAL TRANSCRIPT

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Okay hi Sam.

Dave Neumann—Plug Power Inc.—Chief Financial Officer

Good morning.

Sam Logan—Logan Energy

I just had a quick comment and a question. From our perspective this is about as exciting a thing as we’ve seen happen in our industry in a long time and it’s good not only to Plug but for the industry. And our hope and great expectation is we can take a much more rapid potential rollout of existing products so we can get products into the field but also are you thinking about expanding your technology base to other fuel cells or core technologies to put into products?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Well, I think, Sam, you’ve probably heard us in the past say that although we’re learning a great deal about PEM that one of the strengths we have is systems engineering and the controls that are required for that so in a lot of different ways we can switch technology according to reliability, according to the market, according to the cost parameters that are in front of us. So, yes, our menu when you look at it is broadened and our agnostic capabilities relative to the exact core as long as it’s clean and reliable, we can therefore select what’s most appropriate. And I don’t know if Greg or Mark you want to comment on that.

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

I think Roger you hit it. Sam as you know we’re very customer and application-centric and we really try and understand those requirements and let the technology that best serve the outcome of what the market is asking for so clearly and where we’ve decided to put our expertise around system integration and around integration in particular into the customer experience. That knowledge and that knowhow really does operate at a level above the technology base and some other technology whether it’s a higher temperature PEM or solid oxide or whatever better fulfill the applications that, we’re looking at and we’re certainly ready and willing to go there.

Sam Logan—Logan Energy

That’s all great. Well I’ll just close by saying we appreciate the relationship. We’re really excited . Congratulations.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thanks Sam.

Mark Sperry—Plug Power Inc.—Chief Marketing Officer

Thanks Sam.

Operator

And ladies and gentlemen, our final question will come from the line of Mr. David Smith with Citigroup. Please proceed.

FINAL TRANSCRIPT

David Smith—Citigroup—Analyst

Hi guys. Just as a follow-up. I don’t know if you—I don’t recall that you said anything about this, but as far as Smart Hydrogen making investments in the sector, did they look at other companies in addition to Plug Power and also do they intend to make further investments? You mentioned palladium and I believe that that’s got a big component of hydrogen generation. Would that be somewhere that they’re looking to invest money as well?

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Okay David. Probably Greg will be the best to answer this, but before he does I’m just going to say that we’ve been very clear that they surveyed the industry globally for almost a year in order to find that company that best suited their interest in trying to become successful in this space and accelerate the move to a fuel cell-driven hydrogen economy. Greg?

Greg Silvestri—Plug Power Inc.—Chief Operating Officer

David, I would characterize it as upon the first introduction, it was clear that they had done the exhaustive survey that Roger referenced and that was reaffirmed as we spent time together over the last several months. I think the representation they gave us, which I think was accurate and complete, was that Plug was their first choice, not their only choice, and that their preferred method was to work to a conclusion with us and work serially as opposed to in parallel. I think the breadth of the hydrogen economy opportunities and the strength of the vision and the resources available to the investors it’s highly likely that this is not their only investment in the industry.

As we put in some of the background material they’ve been aggressively investing in Russia. I would expect those investments to continue. But I think any comment beyond what Roger and I just provided most appropriately would come from Smart Hydrogen and I think we’ve talked about this a lot in relationship to Honda. If you go back in our history and you look at Vaillant, we’ve been able to attract some pretty attractive strategic partners, and one of the characteristics that I think they’ve all come to appreciate is we do our best to keep information confidential and not to overextend or overreach in making representations about those partners. So I think they’re in the best position to give you more color or detail in response to your question.

David Smith—Citigroup—Analyst

One thing on hydrogen generation does this — would this indicate that you’d be bringing back or would you consider bringing back the GenSite products or is that something you still have off the table that you’re comfortable with where it is today?

Dave Neumann—Plug Power Inc.—Chief Financial Officer

In terms of how we’re treating GenSite today there’s no immediate change and I think that we’ve talked a lot about hydrogen generation and about whether there’s multiple ways to get there. So if you just look at the topic of hydrogen generation you see a number of technologies and you see a number of applications and Roger and Mark, I think, have both used customer-centric in today’s conference call so we think that distributed reforming of hydrocarbons for on-site hydrogen generation we believe in that. I mean, so that’s practiced everyday in our Gensys product line.

It’s one of the reasons that Honda selected us for the important relationship we have in the home energy station and it’s one of the reasons that our initial forays with GenSite that would some specific success. How that all translates into programs, if you will, or product delivery strategies from Plug Power, I think that’s an answer for this management team to respond to or to answer to develop, I would say, over the coming quarters not over the coming weeks.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

David, I wanted to add one thing. First of all, we can’t speak for our investors or our strategic partner at this stage, but they did say this morning at a press conference in Moscow that they expect to be a major, if not a leading player, in the movement toward a renewables-based hydrogen economy. So I expect that that is an indication that their appetite is large, their capabilities are real and their commitment is significant. So there will probably be a broadening and evolving strategy that will become apparent to us in the coming quarters.

FINAL TRANSCRIPT

David Smith—Citigroup—Analyst

That’s great. Thanks guys.

Dr. Roger Saillant—Plug Power Inc.—President and CEO

Thanks David.

Operator

And ladies and gentlemen that concludes our question-and-answer session. I’d now like to turn the call back over to Ms. Cynthia Mahoney White for the closing remarks.

Cynthia Mahoney White—Plug Power Inc.—Manager Public Relations and Marketing

Thank you very much. This will conclude our call today. We hope that you found this session informative and we look forward to having you join us on April 27th for our first quarter conference call.

Operator

And ladies and gentlemen we thank you for your participation in today’s conference. This does conclude your presentation and you may now disconnect. Have a wonderful day.

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.